EXHIBIT 99.1

LOOP INDUSTRIES REPORTS FIRST QUARTER FISCAL 2025 RESULTS AND PROVIDES UPDATE ON COMMERCIALIZATION PLANS

LOOP MANAGEMENT TO HOLD UPDATE CALL AT 8:30 AM ET ON JULY 16, 2024

MONTREAL, QC/ACCESSWIRE/July 15, 2024 — Loop Industries, Inc. (Nasdaq: LOOP) (the “Company,” “Loop,” “we,” “us,” or “our”), a clean technology company whose mission is to accelerate a circular plastics economy by manufacturing 100% recycled polyethylene terephthalate (“PET”) plastic and polyester fiber, today provided an update on its activities and reported its consolidated financial results for the first quarter for fiscal year 2025.

Commercialization Update

Loop and its joint venture partner, Ester Industries Ltd. (“Ester”), continue to make significant progress towards the planned Infinite Loop™ manufacturing facility in India. The joint venture has identified an abundance of low-cost polyester fiber waste from the textile industry in India, which we believe will enable Loop to sell polyester to its customers in need of a solution for textile-to-textile recycling. We have begun the process of securing offtake agreements with our global customers for the Infinite Loop™ India facility. The joint venture has retained a leading engineering firm to secure the optimal site for the facility, in proximity to the polyester fiber waste and the availability of clean renewable energy.

The Company continues to be confident with the progress being made towards fulfilling the closing conditions in the agreement with Reed Management SAS (“Reed”) previously announced on May 30th, 2024, and continues to expect this financing transaction to close by the end of the second quarter of the current fiscal year. Due to the Company’s current liquidity position, Loop is reviewing contingency plans for bridge financing in the event that the closing extends beyond the end of the second quarter.

Financial Results and Expense Breakdown

The Company’s financial results for the quarter ended May 31, 2024 include $5.2 million of total expenses, which include the significant legal expenses incurred to execute the final agreements with Ester and Reed, and project costs related to the deployment of Loop’s technology. Excluding these items, and non-cash expenses, the remaining expenses amount to $3.2 million for the current quarter. The Company projects that the prospective run rate for cash expenses will be approximately $1 million per month for the balance of fiscal 2025, excluding project costs.

CEO Comment

Daniel Solomita, Founder and CEO of Loop, commented on the recent updates, saying: “We continue to be highly positive about our ongoing communications with Reed management and our shared vision for the future of Loop. We look forward to consummating the Reed financing, along with the parallel government financing, and breaking ground on the India project at the end of the fiscal year. The planned Infinite Loop India™ facility combines an experienced like-minded chemical manufacturing partner with low capital investment and low-cost manufacturing, with a plentiful supply of waste plastics which today cannot be recycled and is in close proximity to our customer’s supply chain.

The partnership with Ester reflects a strategic focus going forward to concentrate capital investments in global low-cost manufacturing environments, and the Infinite Loop™ India facility is expected to provide very attractive economic returns. As recycling is eventually needed in all countries to tackle the ongoing plastic waste crisis, Loop intends to license its technology to partners in higher cost manufacturing countries”

Corporate Update Call

Senior Management of Loop will host a corporate update call, followed by a question-and-answer session, which can be accessed via the dial-in numbers below. Slides supporting Senior Management’s remarks will be available via the Investors section of Loop’s website at http://loopindustries.com/en/investors/overview.

Date:   Tuesday, July 16, 2024

Time:  8:30 am Eastern Time

Participant joining details (by Telephone):

Joining by Telephone:

United States (Local): +1 404 975 4839

United States (Toll-Free): +1 833 470 1428

Access Code: 978353

OR

Registration Link: https://www.netroadshow.com/events/login?show=96a88ec2&confId=68199

- Avoid wait time - Bypass speaking with an operator to join the call

- Receive a Calendar Invitation with call access details including your unique PIN

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Results of Operations

The following table summarizes our operating results for the three-month periods ended May 31, 2024 and 2023, in thousands of U.S. Dollars.

	Three months ended May 31,
	2024	2023	Change favorable / (unfavorable)
Revenue from contracts with customers	$6	$27	$(21)

Expenses
Research and development
Machinery and equipment expenditures	3	1,236	1,233
External engineering	628	1,155	527
Employee compensation	1,015	1,286	271
Stock-based compensation	129	160	31
Plant and laboratory operating expenses	270	469	199
Other	192	184	(8)
Total research and development	2,237	4,490	2,253

General and administrative
Professional fees	1,255	619	(636)
Employee compensation	635	637	2
Stock-based compensation	241	196	(45)
Insurance	492	703	211
Other	288	310	22
Total general and administrative	2,911	2,465	(446)

Depreciation and amortization	137	133	(4)
Interest and other financial expenses	60	54	(6)
Interest income	(126)	(99)	27
Foreign exchange gain	(24)	(15)	9
Total expenses	5,195	7,028	1,833
Net loss	$(5,189)	$(7,001)	$1,812

First Quarter Ended May 31, 2024

Revenues

Revenues for the three-month period ended May 31, 2024 decreased $21 to $6, as compared to $27 for the same period in 2023. The revenues resulted from the delivery of initial volumes to customers of Loop™ PET resin produced using monomers manufactured at the Terrebonne Facility.

Research and Development

Research and development expense for the three-month period ended May 31, 2024 decreased $2,253 to $2,237, as compared to $4,490 for the same period in 2023. The decrease was primarily attributable to a $1,233 decrease in purchases of machinery and equipment used at the Terrebonne Facility, a $527 decrease in external engineering costs for design work for our Infinite Loop™ manufacturing process, a $271 decrease in employee compensation expenses, and a $199 decrease in plant and laboratory expenses at our Terrebonne Facility.

General and administrative expenses

General and administrative expenses for the three-month period ended May 31, 2024 increased $446 to $2,911, as compared to $2,465 for the same period in 2023. The increase was primarily attributable to a $636 increase in professional fees which is mainly attributable to legal costs related to our partnerships with Reed and Ester. This increase was partially offset by a $211 decrease in insurance costs.

Net Loss

The net loss for the three-month period ended May 31, 2024 decreased $1,812 to $5,189, as compared to $7,001 for the same period in 2023. The decrease was primarily due to the decrease of $2,253 in research and development expenses and partially offset by increased general and administrative expenses of $446.

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Loop Industries, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands of U.S. dollars, except per share data)	Three Months Ended
	May 31, 2024	May 31, 2023
Revenue from contracts with customers	$6	$27

Expenses :
Research and development	2,237	4,490
General and administrative	2,911	2,465
Depreciation and amortization	137	133
Total expenses	5,285	7,088

Other (income) loss :
Interest and other financial expenses	60	54
Interest income	(126)	(99)
Foreign exchange gain	(24)	(15)
Total other income	(90)	(60)
Net loss	(5,189)	(7,001)

Other comprehensive (loss) income -
Foreign currency translation adjustment	(55)	20
Comprehensive loss	$(5,244)	$(6,981)
Net loss per share
Basic and diluted	$(0.11)	$(0.15)
Weighted average common shares outstanding
Basic and diluted	47,535,413	47,516,104

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Loop Industries, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except per share data)	As at
	May 31, 2024	February 29, 2024

Assets
Current assets
Cash and cash equivalents	$5,291	$6,958
Sales tax, tax credits and other receivables	242	351
Inventories	99	102
Prepaid expenses and other deposits	525	577
Total current assets	6,157	7,988
Investment in joint venture	381	381
Property, plant and equipment, net	10,533	10,636
Intangible assets, net	1,671	1,548
Total assets	$18,742	$20,553

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$2,891	$2,321
Current portion of long-term debt	244	100
Total current liabilities	3,135	2,421
Due to customer	784	770
Long-term debt	5,555	3,220
Total liabilities	9,474	6,411

Stockholders’ Equity
Series A Preferred stock	-	-
Common stock	5	5
Additional paid-in capital	172,162	171,792
Additional paid-in capital – Warrants	20,385	20,385
Accumulated deficit	(182,159)	(176,970)
Accumulated other comprehensive loss	(1,125)	(1,070)
Total stockholders’ equity	9,268	14,142
Total liabilities and stockholders’ equity	$18,742	$20,553

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Loop Industries, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands of U.S. dollars)	Three Months Ended May 31,
	2024	2023
Cash Flows from Operating Activities
Net loss	$(5,189)	$(7,001)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	137	133
Stock-based compensation expense	370	355
Accretion expense	28	17
Changes in operating assets and liabilities:
Sales tax and tax credits receivable	108	(83)
Inventories	3	(144)
Prepaid expenses	51	(90)
Accounts payable and accrued liabilities	577	1,321
Customer deposits	-	(12)
Net cash used in operating activities	(3,915)	(5,504)

Cash Flows from Investing Activities
Deposits on machinery and equipment	-	(2,023)
Additions to intangible assets	(176)	(99)
Net cash used in investing activities	(176)	(2,122)

Cash Flows from Financing Activities
Borrowings under credit facility	2,517	-
Repayment of long-term debt	(25)	(16)
Net cash (used) provided by financing activities	2,492	(16)

Effect of exchange rate changes	(68)	21
Net decrease in cash	(1,667)	(7,621)
Cash, cash equivalents and restricted cash, beginning of period	6,958	30,591
Cash, cash equivalents and restricted cash, end of period	$5,291	$22,970

Supplemental Disclosure of Cash Flow Information:
Income tax paid	$-	$-
Interest paid	$42	$21
Interest received	$195	$99

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About Loop Industries

Loop Industries is a technology company whose mission is to accelerate the world’s shift toward sustainable PET plastic and polyester fiber and away from our dependence on fossil fuels. Loop Industries owns patented and proprietary technology that depolymerizes no and low-value waste PET plastic and polyester fiber, including plastic bottles and packaging, carpets and textiles of any color, transparency or condition and even ocean plastics that have been degraded by the sun and salt, to its base building blocks (monomers). The monomers are filtered, purified and polymerized to create virgin-quality Loop™ branded PET resin suitable for use in food-grade packaging and polyester fiber, thus enabling our customers to meet their sustainability objectives. Loop™ PET plastic and polyester fiber can be recycled infinitely without degradation of quality, successfully closing the plastic loop. Loop Industries is contributing to the global movement towards a circular economy by reducing plastic waste and recovering waste plastic for a sustainable future.

Common shares of the Company are listed on the NASDAQ Global Market under the symbol “LOOP.”

For more information, please visit www.loopindustries.com. Follow Loop on Twitter: @loopindustries, Instagram: loopindustries, Facebook: Loop Industries and LinkedIn: Loop Industries

Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “should,” “could,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or “continue,” the negative of such terms or similar words. These forward-looking statements include, without limitation, statements about Loop’s market opportunity, its strategies, ability to improve and expand its capabilities, competition, expected activities and expenditures as Loop pursues its business plan, the adequacy of its available cash resources, regulatory compliance, plans for future growth and future operations, the size of Loop’s addressable market, market trends, and the effectiveness of Loop’s internal control over financial reporting. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with among other things: (i) commercialization of our technology and products, (ii) our status of relationship with partners, (iii) development and protection of our intellectual property and products, (iv) industry competition, (v) our need for and ability to obtain additional funding relative to our current and future financial commitments, (vi) engineering, contracting, and building our manufacturing facilities, (vii) our ability to scale, manufacture, and sell our products in order to generate revenues, (viii) our proposed business model and our ability to execute thereon, (ix) the ability to obtain the necessary approvals or satisfy any closing conditions in respect of any of our proposed partnerships, (x) our joint venture projects and our ability to recover certain expenditures in connection therewith, (xi) adverse effects on the Company’s business and operations as a result of increased regulatory, media, or financial reporting scrutiny, practices, rumors, or otherwise, (xii) disease epidemics and other health-related concerns and crises, which could result in reduced access to capital markets, supply chain disruptions and scrutiny, embargoing of goods produced in affected areas, government-imposed mandatory business closures and any resulting furloughs of our employees, government employment subsidy programs, travel restrictions or the like to prevent the spread of disease, or market or other changes that could result in non-cash impairments of our intangible assets, and property, plant and equipment, (xiii) the effect of the continuing worldwide macroeconomic uncertainty and its impacts, including inflation, market volatility and fluctuations in foreign currency exchange and interest rates,  (xiv) the outcome of any U.S. Securities and Exchange Commission (“SEC”) investigations or class action litigation filed against us, (xv) our ability to hire and/or retain qualified employees and consultants, (xvi) other events or circumstances over which we have little or no control, and (xvii) other factors discussed in Loop’s Annual Report on Form 10-K for the fiscal year ended February 29, 2024 filed with the SEC and in Loop’s subsequent filings with the SEC. More detailed information about Loop and the risk factors that may affect the realization of forward-looking statements is set forth in Loop’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

For More Information:

Investor Relations:

Kevin C. O’Dowd, Investor Relations

Loop Industries, Inc.

+1 617-755-4602

kodowd@loopindustries.com

Media Inquiries:

Andrea Kostiuk, VP Marketing & Communications

Loop Industries, Inc.

+1 (450) 951-8555

akostiuk@loopindustries.com

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